PRICING SUPPLEMENT NO. 104 DATED AUGUST 30, 2001       Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                 Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                   File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.
Aggregate Principal Amount:            $ 1,295,000.00
Original Issue Date (Settlement Date): September 5, 2001
Stated Maturity Date:                  August 15, 2008
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.500% Per Annum
Interest Payment Dates:                August 15 and February 15 and Semi-
                                       Annually
                                       Thereafter Commencing February 15, 2002

Survivor's Option:                     [ X ] Yes               [   ] No
Optional Redemption:                   [ X ] Yes               [   ] No

Initial Redemption Date:               August 15, 2003
Redemption Price:                      Initially 101% of Principal Amount and
                                       100% after the first anniversary of the
                                       Initial Redemption Date.

                                       Principal Amount of Notes
        Agent                          Solicited by Each Agent

First of Michigan Corporation          $   105,000.00
Prudential Securities Incorporated     $   123,000.00
J.J.B. Hilliard, W.L. Lyons, Inc       $   201,000.00
Raymond James & Associates, Inc        $   310,000.00
Comerica Securities, Inc               $   200,000.00
J.W. Korth & Company                   $   356,000.00
                                Total  $ 1,295,000.00

                                       Per Note Sold by
                                       Agents To Public         Total

Issue Price:                           $     1,000.00      $    1,295,000.00
Agent's Discount or Commission:        $         7.00      $        9,065.00
Maximum Dealer's Discount or
  Selling Concession:                  $        17.00      $       22,015.00
Proceeds to the Company:               $       976.00      $    1.263,920.00

CUSIP Number:  12589SDJ8

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.